EXHIBIT 4.4

Form of Convertible Note Payable

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

APPLIED NANOTECH HOLDINGS, INC.

Convertible Promissory Note

$________	Austin, TX
February __, 2010

For value received APPLIED NANOTECH HOLDINGS INC., a Texas corporation (the “Company”), hereby unconditionally promises to pay to the order of ______________ (together with successors and assigns, the “Lender”), the principal sum of ____________________ Thousand Dollars and No Cents ($____________.00) (the “Loan”).  The principal amount due under this Note shall bear interest at a rate of 8% per annum and accrue during the term of the loan. All Principal and Interest shall be due August 31, 2012, unless paid earlier.  All payments in respect of this Note shall be made in lawful money of the United States of America, or common stock of the Company as set forth below.

This Note is issued pursuant to a terms sheet dated February, 2010.

The Conversion price is $0.20 per share.

The notes shall be convertible at the “Conversion Price” (1) at any time at the option of the holder after, or (2) at the option of the issuer, 50% of the Principal and  Accrued Interest on December 15, 2010, if the average closing price of the Issuer’s common stock for the period from September 1, 2010 through November 30, 2010 is greater than three times the conversion price, or (3) at the option of issuer, all Principal and  Accrued Interest on December 15, 2011, if the average closing price of the Issuer’s common stock for the period from September 1, 2011 through November 30, 2011 is greater than three times the conversion price.

The holder of this Note may enforce the agreements of the Company contained in the Loan Documents and may exercise the remedies provided for thereby or otherwise in respect thereof, all in accordance with the terms thereof.

The undersigned waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and agrees to pay all costs of collection when incurred, including attorneys’ fees, and to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing said indebtedness.  No extension of the time for the payment of this Note or any installment thereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the undersigned’s liability under this Note, either in whole or in part, unless the undersigned shall be a party to such agreement.

The Company’s obligations under this Note are absolute and unconditional and shall not be subject to any defense, setoff or counterclaim that may at any time be available to or be asserted by the Company.  The Company hereby waives, and agrees not to assert, any right to offset or interpose as a defense or counterclaim any claim against the Lender against its obligations under this Note.

The Company shall pay all reasonable out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel for the Lender, in connection with the enforcement of this Note.

The Company agrees that to the extent the Company makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Company, its successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

This Note shall be governed by and construed in accordance with the laws of the State of Texas.

With respect to any suit, action shall lie in the venue of Austin, Texas.

Should any provision of this Note be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Note, and the parties hereto agree that the provision of this Note so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such provision had never been included herein; provided, however, the parties hereto shall use their best efforts to replace the provision so deemed to have been stricken herefrom with a provision that the parties reasonably believe to be valid and enforceable and which has a substantially identical economic and legal effect as the provision so deemed to have been stricken herefrom.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

APPLIED NANOTECH HOLDINGS, INC. By:______________________________ Douglas P. Baker Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the 8% Convertible Note of Applied Nanotech Holdings, Inc., a Texas (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Debenture to be Converted:

                                                Number of shares of Common Stock to be issued:

Signature:

Name:

Tax ID Number:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:

Account No: